Exhibit 99.1
SLM CORPORATION
2021 OMNIBUS INCENTIVE PLAN
1.    Plan
SLM Corporation, a Delaware corporation (the “Company”), established this SLM Corporation 2021 Omnibus Incentive Plan (this “Plan”), effective June 8, 2021 (the “Effective Date”). This Plan shall continue in effect for a term of 10 years after the Effective Date unless sooner terminated by action of the Board of Directors of the Company.
2.    Objectives
This Plan is designed to attract and retain Employees, to attract and retain qualified non-employee Directors, to encourage proprietorship of such Employees and Directors and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards under this Plan and thereby providing Participants (as defined herein) with a proprietary interest in the growth and performance of the Company and its Subsidiaries.
3.    Definitions
As used herein, the terms set forth below shall have the following respective meanings:
“Appreciation Award Limit” has the meaning set forth in Paragraph 5.b.i.
“Authorized Officer” means the Chairman of the Board, the Chief Executive Officer of the Company or the senior human resources officer of the Company (or any other senior officer of the Company to whom any of such individuals shall delegate the authority to execute any Award Agreement).
“Award” means the grant of any Option, Stock Appreciation Right, Stock Award, Cash Award or Other Stock-Based Award, any of which may be structured as a Performance Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions, and limitations as the Committee may establish in accordance with the objectives of this Plan.
“Award Agreement” means the document (in written or electronic form) communicating the terms, conditions and limitations applicable to an Award. The Committee may, in its discretion, require that the Participant execute such Award Agreement, or may provide for procedures through which Award Agreements are made available but not executed. Any Participant who is granted an Award and who does not affirmatively reject the applicable Award Agreement shall be deemed to have accepted the terms of the Award as embodied in the Award Agreement.
“Board” means the Board of Directors of the Company.
“Cash Award” means an Award denominated in cash.
“Cause” shall have the meaning set forth in the Participant’s Award Agreement.
“Change in Control” means an occurrence of any of the following events:
a.    an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “person or group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than an employee benefit plan of the Company, immediately after which such person or group has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding Voting Securities;
b.    during any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board (and any new Director whose election by such Board or nomination for election by the stockholders of the Company was approved by a vote of majority of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) cease for any reason to constitute a majority of Directors constituting such Board;
c.     the consummation of a merger, consolidation, amalgamation, or reorganization involving the Company, unless the Company resulting from such merger, consolidation, amalgamation, or reorganization (the “Surviving

Company”) and either (i) the stockholders of the Company immediately before such merger, consolidation, amalgamation, or reorganization own, directly or indirectly immediately following such merger, consolidation, amalgamation, or reorganization, at least fifty percent (50%) of the combined voting power of the Surviving Company in substantially the same proportion as their ownership immediately before such merger, consolidation, amalgamation, or reorganization, or (ii) at least a majority of the members of the Board of Directors of the Surviving Company were Directors of the Company immediately prior to the execution of the agreement providing for such merger, consolidation, amalgamation, or reorganization; or
d.    the consummation of (i) the sale or other disposition of all or substantially all of the assets of the Company or (ii) a complete liquidation or dissolution of the Company.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Nominations, Governance and Compensation Committee of the Board, and any successor committee thereto or such other committee of the Board as may be designated by the Board to administer this Plan in whole or in part including any subcommittee of the Board as designated by the Board.
“Common Stock” means the Common Stock, par value $0.20 per share, of the Company.
“Company” means SLM Corporation, a Delaware corporation, or any successor thereto.
“Director” means an individual serving as a member of the Board who is not an Employee and an individual who has agreed to become a director of the Company or any of its Subsidiaries and actually becomes such a director following such date of agreement.
“Director Award” means the grant of any Award (other than an Incentive Stock Option), whether granted singly, in combination, or in tandem, to a Participant who is a Director pursuant to such applicable terms, conditions, and limitations established by the Board.
“Disability” means (1) if the Participant is an Employee, a disability that entitles the Employee to benefits under the Company’s long-term disability plan, as may be in effect from time to time, as determined by the plan administrator of the long-term disability plan or (2) if the Participant is a Director, a disability whereby the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Notwithstanding the foregoing, with respect to any payment pursuant to an Award that is subject to Code Section 409A that is triggered upon a Disability, the definition of Disability shall conform to the requirements of Treasury Regulation § 1.409A-3(i)(4)(i).
“Dividend Equivalents” means, in the case of Restricted Stock Units or Performance Units, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record during the Restriction Period or performance period, as applicable, on a like number of shares of Common Stock that are subject to the Award.
“Employee” means an employee of the Company or any of its Subsidiaries and an individual who has agreed to become an employee of the Company or any of its Subsidiaries and actually becomes such an employee following such date of agreement.
“Employee Award” means the grant of any Award, whether granted singly, in combination, or in tandem, to an Employee pursuant to such applicable terms, conditions, and limitations established by the Committee.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Exercise Price” means the price at which a Participant may exercise his or her right to receive cash or Common Stock, as applicable, under the terms of an Award.
“Fair Market Value” of a share of Common Stock means, as of a particular date, (1) if shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (2) if the Common Stock is not so listed, the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by an inter-dealer quotation system, (3) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Committee for such purpose, or (4) if none of the above are applicable, the fair market value of a share of Common Stock as determined in good faith by the Committee; provided that Fair Market Value may also be determined by such methods or procedures as may be established by the Committee from time to time, in its discretion, to the extent permissible under, and in accordance with, Code Section 409A.
“Full-Value Award Limit” has the meaning set forth in Paragraph 5.b.ii.
“Good Reason” shall have the meaning set forth in the Participant’s Award Agreement.
“Grant Date” means the date an Award is granted to a Participant pursuant to this Plan.
“Incentive Stock Option” means an Option that is intended to comply with the requirements set forth in Code Section 422 and is not designated as a Nonqualified Stock Option.
“Nonqualified Stock Option” means an Option that does not comply with the requirements set forth in Code Section 422 or is designated as a Nonqualified Stock Option.
“Option” means a right to purchase a specified number of shares of Common Stock at a specified Exercise Price, which is either an Incentive Stock Option or a Nonqualified Stock Option.
“Other Stock-Based Award” means an Award granted pursuant to Paragraph 8.c.vii that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock or factors that may influence the value of Common Stock, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee.
“Participant” means an Employee or Director to whom an Award has been made under this Plan.
“Performance Award” means an Award made pursuant to this Plan to a Participant which is subject to the attainment of one or more Performance Goals.
“Performance Goal” means one or more standards established by the Committee to determine in whole or in part whether a Performance Award shall be earned.
“Performance Unit” means a unit evidencing the right to receive in specified circumstances an amount of cash or one share of Common Stock or equivalent value in cash, the value of which at the time it is settled is determined as a function of the extent to which established performance criteria have been satisfied.
“Performance Unit Award” means an Award in the form of Performance Units.
“Predecessor Plan” means the SLM Corporation 2012 Omnibus Incentive Plan.
“Restricted Stock” means a share of Common Stock that is restricted or subject to forfeiture provisions.
“Restricted Stock Award” means an Award in the form of Restricted Stock.
“Restricted Stock Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock or equivalent value in cash that is restricted or subject to forfeiture provisions.
“Restricted Stock Unit Award” means an Award in the form of a Restricted Stock Unit.
“Restriction Period” means a period of time beginning as of the date upon which a Restricted Stock Award or Restricted Stock Unit Award is made pursuant to this Plan and ending as of the date upon which such Award is no longer restricted or subject to forfeiture provisions.
“Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the right is exercised over a specified Exercise Price.
“Stock Award” means an Award in the form of shares of Common Stock, including a Restricted Stock Award, and a Restricted Stock Unit Award or Performance Unit Award that may be settled in shares of Common Stock, and excluding Options and SARs.
“Stock-Based Award Limits” has the meaning set forth in Paragraph 5.a.
“Subsidiary” means (1) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing fifty percent (50%) or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation, and (2) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns fifty percent

(50%) or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).
“Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.
4.    Eligibility
a.    Employees. All Employees are eligible for Employee Awards under this Plan; provided, however, that if the Committee makes an Employee Award to an individual whom it expects to become an Employee following the Grant Date of such Award, such Award shall be subject to (among other terms and conditions) the individual actually becoming an Employee.
b.    Directors. All Directors are eligible for Director Awards under this Plan; provided, however, that, if the Board makes a Director Award to an individual it expects to become a Director following the Grant Date of such Award, such Award shall be subject to (among other terms and conditions) the individual actually becoming a Director.
The Committee (or the Board, in the case of Director Awards) shall determine the type or types of Awards (including Substitute Awards) to be made under this Plan and shall designate from time to time the Employees or Directors who are to be granted Awards under this Plan.
5.    Common Stock Available for Awards
a.    Subject to the provisions of Paragraph 15 hereof and except for Substitute Awards, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or Options that may be exercised for or settled in Common Stock) an aggregate of 20,700,000 shares of Common Stock (the “Maximum Share Limit”), all of which shall be available for Incentive Stock Options. Each Stock Award granted under this Plan shall be counted against the Maximum Share Limit as one share of Common Stock; each Option and SAR shall be counted against the Maximum Share Limit as one share of Common Stock. Shares underlying Substitute Awards and Shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise), appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of Shares remaining available for grant hereunder.
Awards settled in cash shall not reduce the Maximum Share Limit under the Plan. If an Award expires or is terminated, cash-settled, cancelled or forfeited, the shares of Common Stock associated with the expired, terminated, cash-settled, cancelled or forfeited Awards shall again be available for Awards under the Plan, and the Maximum Share Limit shall be increased by the same amount as such shares were counted against the Maximum Share Limit (i.e., increased by one share of Common Stock, if a Stock Award, and one share of Common Stock, if an Option or SAR). The following shares of Common Stock shall not become available again for issuance under the Plan:
i.    Shares of Common Stock that have been retained or withheld by the Company in payment or satisfaction of the Exercise Price, purchase price or tax withholding obligation of an Award; and
ii.    Shares of Common Stock that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the Exercise Price, purchase price or tax withholding obligation of an Award.
The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.
b.    Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Awards of the specified type made hereunder:
i.    Appreciation Awards – Options and SARs. No Employee may be granted during any calendar year Option or SAR Awards exercisable, covering or relating to more than the greater of (x) 1,500,000 shares of Common Stock and (y) shares of Common Stock with a grant date fair value, as determined as of the Grant Date, of $10,000,000 (the “Appreciation Award Limit”).
ii.    Full-Value Awards – Restricted Stock, Restricted Stock Unit Awards, Performance Awards or Other Stock-Based Awards. No Employee may be granted during any calendar year Restricted Stock, Restricted Stock Unit Awards, Performance Awards or Other Stock-Based Awards that may be settled solely in shares of common stock, covering or relating to more than the greater of (x) 1,500,000 shares of Common Stock and (y) shares of Common Stock with Fair Market Value, as determined as of the Grant Date, of $10,000,000 (the “Full-Value Award Limit”).
iii.    Cash Awards. No Employee may be granted during any calendar year (x) Cash Awards or (y) Performance Awards, Restricted Stock Unit Awards, Performance Unit Awards or Other Stock-Based Awards that may be settled solely in cash, having a value determined on the Grant Date in excess of $5,000,000.
iv.    Director Awards. No non-employee Director may be granted during any calendar year Awards or other cash compensation having an aggregate value determined on the Grant Date in excess of $750,000.
In applying the foregoing limits, (A) all Awards of the specified type granted to the same Employee in the same fiscal year will be aggregated and made subject to one limit; (B) the limits applicable to Options and SARs refer to the number of Shares subject to those Awards; (C) the Share limit under clause (ii) refers to the maximum number of Shares that may be delivered under an Award or Awards of the type specified in clause (ii) assuming a maximum payout; (D) the dollar limit under clause (iii) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (iii) assuming a maximum payout; and (E) if the Committee determines to settle a full-value Award specified in clause (ii) in cash, the maximum aggregate amount of cash that may be paid pursuant to such Awards to any Employee in a fiscal year shall be equal to the per share Fair Market Value as of the relevant payment or settlement date multiplied by the number of Shares set forth in clause (ii).
6.    Administration
a.    Authority of the Committee. Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee; provided, however, that (i) any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock and (ii) Awards may be granted to individuals who are subject to Section 16(b) of the Exchange Act only if the Committee is comprised solely of two or more “Non-Employee Directors” as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function). Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Subject to Paragraph 6.c hereof, the Committee may, in its discretion, (x) provide for the extension of the exercisability of an Award, or (y) in the event of the Participant’s death, Disability, or retirement, upon a Participant’s termination of employment by the Company without Cause, upon a Participant’s resignation from employment for Good Reason, or in connection with a Change in Control, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is, in either case, (x) not adverse to the Participant to whom such Award was granted, (y) consented to by such Participant or (z) authorized by Paragraph 15.c hereof; provided, however, that no such action shall permit the term of any Option to be greater than ten (10) years from its Grant Date. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable to further this Plan’s purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Board shall have the same powers as the Committee with respect to Director Awards.
b.    Indemnity. No member of the Board or the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Paragraph 7 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Board or the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.
c.    Prohibition on Repricing of Awards. Subject to the provisions of Paragraph 15 hereof, without the approval of the Company’s stockholders, the terms of outstanding Award Agreements may not be amended so as to (i) reduce the Exercise Price of any outstanding Options or SARs, (ii) cancel any outstanding Options or SARs in exchange for cash or other Awards, or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Options or SARs or (iii) cancel any outstanding Options or SARs with an Exercise Price greater than the Fair Market Value of Shares underlying such Option or SAR in exchange for any other Award or otherwise provide a cash buyout for such Option or SAR.
7.    Delegation of Authority
To the extent permitted by applicable law, the Committee may delegate any of its authority to grant Awards to Employees who are not subject to Section 16(b) of the Exchange Act, subject to Paragraph 4.a above, to the Board or to any other committee of the Board; provided that such delegation is made in writing and specifically sets forth such delegated authority. To the extent permitted under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to one or more officers of the Company some or all of its authority under this Plan (except that such delegation shall not be applicable to any Award for a Director or Employee then covered by Section 16 of the Exchange Act). The Committee may also delegate to an Authorized Officer authority to execute on behalf of the Company any Award Agreement. The Committee and the Board, as applicable, may engage or authorize the engagement of a third-party administrator to carry out administrative functions under this Plan. Any such delegation hereunder shall only be made to the extent permitted by applicable law.
8.    Employee Awards
a.    The Committee shall determine the type or types of Employee Awards to be made under this Plan and shall designate from time to time the Employees who are to be the recipients of such Awards. Each Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee, in its sole discretion, and, if required by the Committee, shall be signed by the Participant to whom the Award is granted and by an Authorized Officer for and on behalf of the Company. Awards may consist of those listed in this Paragraph 8.a hereof and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including the plan of any acquired entity; provided, however, that, except as contemplated in Paragraph 13 hereof, no Option or SAR may be issued in exchange for the cancellation of an Option or SAR with a higher Exercise Price nor may the Exercise Price of any Option or SAR be reduced. All or part of an Award may be subject to conditions established by the Committee. Upon the termination of employment by a Participant who is an Employee, any unexercised, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement or in any other written agreement the Company has entered into with the Participant.
b.    Minimum Vesting. Except as otherwise provided in Paragraph 8.a and 9:
i.     For the Chief Executive Officer only, any Stock Award:
(x)    that is not a Performance Award shall have a minimum Restriction Period of three years from the date of grant; provided, however, that such Stock Award may vest incrementally over the Restriction Period; provided, further that in no event shall any incremental portion of a Stock Award that is not a Performance Award vest prior to the one-year anniversary of the date of grant of such Award; and
(y)    that is a Performance Award shall have a minimum performance measurement period of three years; provided, however, that the Committee may provide for earlier vesting in the event of the Chief Executive Officer’s termination of employment by reason of death, Disability, retirement, by the Company without Cause, by the Participant for Good Reason, or in connection with a Change in Control.
ii.    For all other Employees, any Stock Award:
(x)    that is not a Performance Award shall have a minimum Restriction Period of one year from the date of grant;
(y)    that is a Performance Award shall have a minimum performance period of one year; provided, however, that the Committee may provide for earlier vesting in the event of an Employee’s termination of employment by reason of death, Disability, retirement, by the Company without Cause, by the Participant for Good Reason, or in connection with a Change in Control.
The foregoing notwithstanding, five percent (5%) of the total number of shares of Common Stock available for issuance under this Plan shall not be subject to the minimum Restriction Period or performance period, as applicable, described in the preceding sentence.

c.      Form of Awards.
i.    Options. An Employee Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of either an Incentive Stock Option or a Nonqualified Stock Option. Except in the case of Substitute Awards, the price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the Grant Date. The term of an Option shall not exceed 10 years from the Grant Date. Options may not include provisions that “reload” the Option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Option, including, but not limited to, the term of any Option and the date or dates upon which the Option becomes vested and exercisable, shall be determined by the Committee.
With respect to Incentive Stock Options only, the terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Code Section 422. Incentive Stock Options may be granted only to Employees who were employees of the Company or of a parent or subsidiary corporation (as defined in Code Section 424) at all times during the period beginning on the date of the granting of the Incentive Stock Option and ending on the day three (3) months (or, in the case of an employee whose termination of service was due to death or Disability, one (1) year) before the date of the exercise of the Incentive Stock Option. Notwithstanding any designation as an Incentive Stock Option, to the extent that the aggregate Fair Market Value of the shares of Common Stock subject to Employee’s Incentive Stock Options that become exercisable for the first time during any calendar year exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options. For purposes of the foregoing, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the shares of Common Stock shall be determined as of the date of the grant of such Incentive Stock Option. No Incentive Stock Options may be issued more than 10 years following the earlier of (x) the date of adoption or (y) the most recent date of approval of the Plan by the stockholders of the Company.
ii.    Stock Appreciation Rights. An Employee Award may be in the form of an SAR. Except in the case of Substitute Awards, the Exercise Price for an SAR shall not be less than the Fair Market Value of the Common Stock on the Grant Date. The holder of a tandem SAR may elect to exercise either the Option or the SAR, but not both. The exercise period for an SAR shall extend no more than 10 years after the Grant Date. SARs may not include provisions that “reload” the SAR upon exercise. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any SAR, including, but not limited to, the term of any SAR and the date or dates upon which the SAR becomes vested and exercisable, shall be determined by the Committee.
iii.    Restricted Stock Awards. An Employee Award may be in the form of a Restricted Stock Award. The terms, conditions and limitations applicable to any Restricted Stock Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee, and subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in this Paragraph 8.a hereof.
iv.    Restricted Stock Unit Awards. An Employee Award may be in the form of a Restricted Stock Unit Award. The terms, conditions and limitations applicable to a Restricted Stock Unit Award, including, but not limited to, the Restriction Period and the right to receive Dividend Equivalents, if any, shall be determined by the Committee. Subject to the terms of this Plan, the Committee, in its sole discretion, may settle Restricted Stock Units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the vested Restricted Stock Units; provided, however, that a Restricted Stock Unit Award that may be settled all or in part in shares of Common Stock shall be subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in this Paragraph 8.a hereof.
v.    Performance Unit Awards. An Employee Award may be in the form of a Performance Unit Award. Each Performance Unit shall have an initial value that is established by the Committee on the Grant Date. Subject to the terms of this Plan, after the applicable performance period has ended, the Participant shall be entitled to receive settlement of the value and number of Performance Units earned by the Participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. Settlement of earned Performance Units shall be as determined by the Committee and as evidenced in an Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may settle earned Performance Units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the earned Performance Units as soon as practicable after the end of the performance period and following the Committee’s determination of actual performance against the performance measures and related goals established by the Committee; provided, however, that a Performance Unit Award that may be settled all or in part in shares of Common Stock shall be subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in this Paragraph 8.a hereof. The terms, conditions and limitations applicable to a Performance Unit Award, including, but not limited to, the Restriction Period and the right to Dividend Equivalents, if any, shall be determined by the Committee.
vi.    Cash Awards. An Employee Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to a Cash Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee.
vii.    Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant Other Stock-Based Awards. The Committee shall determine the terms and conditions of such Other Stock-Based Awards.
d.    Performance Awards. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, any Employee Award granted under this Plan may be structured as a Performance Award. The terms, conditions and limitations applicable to an Award that is a Performance Award shall be determined by the Committee.
Performance Awards granted to Employees may be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine. One or more of such goals may apply to the Employee, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal may include, without limitation, one or more of the following: (a) cash flow (including operating cash flow, free cash flow, cash flow return on capital and cash flow per share), (b) earnings per share (including earnings before interest, taxes, depreciation and/or amortization), (c) return measures (including return on assets, capital, equity, sales and operating revenue), (d) total stockholder return, (e) productivity ratios, (f) expense targets or ratios, (g) revenue, (h) income (including net income, operating income and net operating income), (i) operating profit (including net operating profit), (j) margins (including gross or operating margin), (k) market share, (l) loan volume, (m) overhead or other expense reduction, (n) charge-off levels, (o) deposit growth, (p) operating efficiency, (q) economic value added, (r) customer or employee satisfaction, (s) debt reduction, (t) capital targets, (u) consummation of acquisitions, dispositions, projects or other specific events or transactions, (v) liquidity, (w) capital adequacy, (x) ratio of nonperforming to performing assets, (y) ratio of common equity to total assets, or (z) regulatory compliance metrics. Performance Goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from, GAAP, and may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The terms, conditions and limitations applicable to any Performance Awards made pursuant to this Plan shall be determined by the Committee.
The Committee may provide that any evaluation of performance may include or exclude certain events that occur during a Performance Period including without limitation: (i) amortization, depreciation or impairment of tangible or intangible assets; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs or reductions in force or early retirement programs; (v) any extraordinary, unusual, infrequently occurring or non-recurring items that may be defined in an objective and non-discretionary manner under or by reference to GAAP, accounting standards or other applicable accounting standards in effect from time to time and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) the sale of investments or non-core assets; (vii) discontinued operations, categories or segments; (viii) investments, acquisitions or dispositions; (ix) political, legal and other business interruptions (such as due to war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure and regulatory requirements); (x) natural catastrophes; (xi) currency fluctuations; (xii) stock-based compensation expense; (xiii) early retirement of debt; (xiv) conversion of convertible debt securities; and (xv) termination of real estate leases.
9.    Director Awards
The Board has the sole authority to grant Director Awards from time to time in accordance with this Paragraph 9. Director Awards may consist of the forms of Award described in Paragraph 8, with the exception of Incentive Stock Options, may be granted singly, in combination, or in tandem and shall be granted subject to such terms and conditions as specified in Paragraph 8. Each Director Award may, in the discretion of the Board, be embodied in an Award Agreement, which shall contain such terms, conditions, and limitations as shall be determined by the Board, in its sole discretion. Any

Stock Award that is not a Performance Award shall have a minimum Restriction Period of one year from the date of grant; provided, however, that, to the extent such vesting period is determined based on the dates of the annual meeting of the Company’s shareholders (the “Annual Meeting”), a Stock Award may have a vesting period that is determined based on the period between Annual Meetings regardless of whether such period is at least one year.
10.    Award Payment; Clawback; Dividends and Dividend Equivalents
a.    General. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee (or the Board, in the case of Director Awards) shall determine, including, but not limited to, in the case of Common Stock, restrictions on transfer and forfeiture provisions. For a Restricted Stock Award, the certificates evidencing the shares of such Restricted Stock (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. For a Restricted Stock Unit Award that may be settled in shares of Common Stock, the shares of Common Stock that may be issued at the end of the Restriction Period shall be evidenced by book entry registration or in such other manner as the Committee may determine.
b.    Clawback. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or Committee and as in effect from time to time; and (ii) applicable law. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant may be required to repay any such excess amount to the Company.
c.    Dividends and Dividend Equivalents. Dividends and/or Dividend Equivalents shall not be made part of any Options or SARs. Rights to (1) dividends will be extended to and made part of any Restricted Stock Award and (2) Dividend Equivalents may be extended to and made part of any Restricted Stock Unit Award and Performance Unit Award, subject in each case to such terms, conditions and restrictions as the Committee may establish; provided, however, that any such dividends or Dividend Equivalents paid with respect to unvested Stock Awards, including Stock Awards subject to Performance Goals, shall be subject to the same restrictions and/or Performance Goals, as applicable, as the underlying Stock Award.
11.    Option Exercise
The Exercise Price shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the Participant, the Participant may purchase such shares by means of the Company withholding shares of Common Stock otherwise deliverable on exercise of the Award or tendering Common Stock valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee, in its sole discretion, shall determine acceptable methods for Participants to tender Common Stock or other Awards. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award (including cashless exercise procedures approved by the Committee involving a broker or dealer approved by the Committee). The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this Paragraph 11.
12.    Taxes
The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of required withholding taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes; provided, however, that the number of shares of Common Stock withheld for the purpose of satisfying any tax liability must equal no more than the maximum amount of such tax liability. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

13.    Amendment, Modification, Suspension or Termination
The Board may amend, modify, suspend or terminate this Plan (and the Committee may amend an Award Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (1) no amendment or alteration that would materially adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (2) no material amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent stockholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company’s stock is listed, including any amendment that (i) materially increases the number of shares to be issued under this Plan (except for permitted adjustments under Section 15); (ii) materially increases the benefits to participants, including any material change to (x) permit a repricing (or decrease in exercise price) of outstanding Options, (y) reduce the price at which Awards or Options may be offered or (z) extend the duration of the Plan; (iii) materially expands the class of participants eligible to participate in the Plan and (iv) expands the types of Awards provided under the Plan.
14.    Assignability
Unless otherwise determined by the Committee (or the Board in the case of Director Awards) and expressly provided for in an Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except (1) by will or the laws of descent and distribution or (2) pursuant to a domestic relations order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of this Plan or applicable Award and in a form acceptable to the Committee. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Paragraph 14 shall be null and void. Notwithstanding the foregoing, no Award may be transferred for value or consideration.
15.    Adjustments
a.    The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with, or junior to, the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.
b.    In the event of any subdivision or consolidation of outstanding shares of Common Stock, extraordinary cash dividend or declaration of a dividend payable in shares of Common Stock or other stock split, then (1) the number of shares of Common Stock reserved under this Plan, (2) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (3) the Exercise Price or other price in respect of such Awards, (4) the Stock-Based Award Limits, and (5) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Committee as appropriate to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any merger, consolidation, amalgamation, or reorganization of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make appropriate adjustments to (i) the number and kind of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (ii) the Exercise Price or other price in respect of such Awards, (iii) the appropriate Fair Market Value and other price determinations for such Awards, (iv) the Performance Goals, and (v) the Stock-Based Award Limits to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without increasing, the value of such Awards.
c.    In the event of a merger, consolidation, amalgamation, acquisition of property or stock, separation, reorganization or liquidation, the Committee may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its discretion, (1) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Code Section 424(a) applies, (2) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, or (3) to cancel any such Awards and to deliver to the Participants cash in an amount that the Committee shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or Stock Appreciation Rights shall be the excess of the Fair Market Value of Common Stock on such date over the Exercise Price of such Award.
d.    No adjustment or substitution pursuant to this Paragraph 15 shall be made in a manner that results in noncompliance with the requirements of Code Section 409A, to the extent applicable.
16.    Predecessor Plan
a.    The Company may continue to grant stock- and cash-based awards under the Predecessor Plans prior to and on the Effective Date, including, without limitation, annual awards to the Directors on the Effective Date. Following the Effective Date, no additional stock awards shall be granted under the Predecessor Plan.
b.    Any shares remaining available for future issuance under the Predecessor Plan as of the Effective Date shall not be available under the Predecessor Plan as of the Effective Date.
c.    From and after the Effective Date, all outstanding stock awards granted under the Predecessor Plan shall remain subject to the terms and conditions of the Predecessor Plan.
17.    Restrictions
No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.
18.    Unfunded Plan
This Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan. With respect to this Plan and any Awards granted hereunder, Participants are general and unsecured creditors of the Company and have no rights or claims except as otherwise provided in this Plan or any applicable Award Agreement.
19.    Code Section 409A
a.    Awards made under this Plan are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Code Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Code Section 409A, that Plan provision or Award shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.
b.    Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit Award, Performance Unit Award or Cash Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee determines that a Restricted Stock Unit Award, Performance Unit Award or Cash Award is intended to be subject to Code Section 409A, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Code Section 409A.
c.    If the Participant is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Code Section 409A.
d.    If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award.
20.    Awards to Foreign Nationals and Employees Outside the United States
The Committee may, without amending this Plan, (a) establish special rules applicable to Awards granted to Participants who are foreign nationals, are employed or otherwise providing services outside the United States, or both, including rules that differ from those set forth in this Plan, and (b) grant Awards to such Participants in accordance with those rules.
21.    Governing Law
This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.
22.    Right to Continued Service or Employment
Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or other service relationship with the Company or its Subsidiaries at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or its Subsidiaries.
23.    Usage
Words used in this Plan in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.
24.    Headings
The headings in this Plan are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Plan.
25.    Effectiveness
This Plan, as approved by the Board on April 9, 2021, became effective as of the Effective Date. This Plan shall continue in effect for a term of 10 years commencing on the Effective Date, unless earlier terminated by action of the Board.
Notwithstanding the foregoing, this Plan is expressly conditioned upon the approval by the holders of a majority of shares of Common Stock present, or represented, and entitled to vote at a meeting of the Company’s stockholders on or before June 8, 2021. To the extent the stockholders of the Company should fail to so approve this Plan on or before such date, this Plan shall not be of any force or effect.

IN WITNESS WHEREOF, SLM Corporation has caused this Plan to be executed by its duly authorized officer, effective as provided herein.

                SLM CORPORATION

                By:     /s/ Bonnie Rumbold
                Title:    Senior Vice President,     Chief People Officer
                Date:    June 8, 2021